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                                                                    EXHIBIT 99.1

October 12, 1999

FOR FURTHER INFORMATION CONTACT:
Innovative Gaming Corporation of America:
Edward G. Stevenson
Chairman and CEO                                                     Gary Smolen
(775) 823-3000                                                Investor Relations
Equitex, Inc.:                     or                 National Financial Network
Thomas B. Olson                                                   (800) 413-3303
Corporate Secretary                                            gsmolen@otcfn.com
Equitex, Inc.
(303) 796-8940

                  INNOVATIVE GAMING AND EQUITEX SIGN LETTER OF
               INTENT FOR ACQUISITION OF INTERNET MORTGAGE COMPANY

Reno, Nevada, Englewood, Colorado and Palm Beach Gardens, Florida ... Equitex, Inc. (NASDAQ: EQTX) ("Equitex" or the "Company") and INNOVATIVE GAMING CORPORATION OF AMERICA (NASDAQ-NM: IGCA) ("Innovative Gaming" or "IGCA") jointly announced today they have entered into a letter of intent whereby Innovative Gaming will acquire Equitex's wholly-owned subsidiary, First Bankers Mortgage Services, Inc. ("First Bankers") in a tax free exchange of stock. Under the terms of the letter of intent the stockholders of Innovative Gaming will retain 25% of the newly merged company on a post-merger basis.

Under the proposed agreement, concurrent with the merger, IGCA would divest its gaming assets. Exploratory talks have been held with several gaming manufacturers with the goal of selling the gaming machine business intact to a company capable of effectively marketing IGCA's recently approved video slot machine and its multi-player games line. IGCA's customers, distributors, and agents will be supported throughout any transition.

"We believe this transaction is in the best interests of IGCA's shareholders in realizing maximum value for their holdings," stated Edward G. Stevenson, Chairman and Chief Executive Officer of IGCA. "While our new games were very well received at the recent World Gaming Expo, the ever increasing capital investment requirements for research and development, marketing expenses for new products, and the high cost of capital for small companies such as ours make it very expensive to compete in this crowded industry. We feel the growth potential in Internet commerce offered by a business such as Mortgage and First Bankers will provide our shareholders a much greater stock appreciation potential."

"Given the recent successful public offerings of other internet focused mortgage companies like E- Loan, Inc. and Mortgage.com, we believe mortgage pure play through a separate publicly traded entity will leverage our investment to create additional value for the Equitex stockholders," said Equitex President, Henry Fong. "First Bankers closed in excess of $850 million in mortgages last year using conventional marketing methods and we believe the strong management team of nMortgage can move that company to a leadership position in the Internet mortgage business. We hope to complete this transaction by December 31, 1999.




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Closing of the proposed transaction is subject to, among other things, execution of a mutually acceptable definitive agreement, successful completion of due diligence, completion of certain additional documents, obtaining corporate and any necessary regulatory approvals, approval by the IGCA stockholders, and other customary pre-closing conditions.

First Bankers is a national direct lender headquartered in Ft. Lauderdale, Florida. The Company operates in 25 states and offers both retail and wholesale mortgage financing. First Bankers is an approved lender for FNMA, FHLMC, GNMA, FHA and VA. First Bankers recently announced the debut of its new online mortgage system, nMortgage, which now offers mortgage loans online at website address WWW.NMORTGAGE.COM. nMortgage's Phase I system enables consumers to access mortgage loan rates and programs, and to apply online for mortgage loans. During the fourth quarter of 1999, nMortgage plans to release its Phase II online mortgage system, which will enable customers to track the status of their loans online as well as offer interactive online customer service. Upon consummation of the transaction, IGCA would be renamed nMortgage.

Innovative Gaming Corporation of America through its wholly-owned subsidiary, Innovative Gaming, Inc., develops, manufactures and distributes fast playing, high entertainment gaming machines. The company distributes its products both directly to the gaming market and through licensed distributors.

Equitex, Inc. is a holding company that currently operates through its two wholly owned subsidiaries: First Bankers Mortgage Services Inc. of Ft. Lauderdale, Florida; and First TeleServices Corp. of Atlanta, Georgia. First Bankers is a leading mortgage lender operating in 25 states offering both retail and wholesale mortgage financing including conventional, sub-prime and commercial mortgage loans. Consumers can apply online through its web site WWW.NMORTGAGE.COM. First TeleServices Corp. is a financial services marketing company marketing various financial products targeted to the sub-prime consumer. Equitex currently owns 7.5% of, and has executed a definitive agreement to merge with, First TeleBanc Corp., a single bank holding company, which owns net First National Bank; a 13 year-old nationally chartered bank based in Boca Raton, Florida. In connection with that acquisition, Equitex has applied to the Federal Reserve Bank of Atlanta for approval to become a bank holding company. First TeleBanc Corp. is not affiliated in any way with TeleBanc Financial Corporation.

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The statements included in this press release concerning predictions of economic performance and management's plan and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities
Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Equitex and IGCA's Securities and Exchange Commission filings; negotiation and execution of a definitive merger agreement, the ability of IGCA to divest its gaming assets in a timely manner, shareholder approval, regulatory approvals; economic downturns affecting the operations of First TeleServices Corp., First TeleBanc Corp. net1st, nMortgage or First Bankers Mortgage Services Corp.; the termination of previously announced acquisitions; delays or the inability to obtain regulatory approvals for previously announced acquisition; the inability to initiate or complete any contemplated restructuring, offering, acquisition or other transaction; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.
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